Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated January 2, 2014

North America Structured Investments

12 month Auto Callable Reverse Exchangeable

J.P.Morgan

Overview

May be appropriate for investors seeking interest payments at a higher interest rate than the current yield on a conventional debt security with the same maturity issued by JPMorgan Chase & Co. Investors are exposed to full downside market exposure if the Reference Stock declines by more than the Buffer Amount on any trading day during the Monitoring Period. Under these circumstances the payment at maturity in addition to any accrued and unpaid interest, instead of the principal amount of your notes, will be the number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value thereof). Fractional shares will be paid in cash. The market value of the Physical Delivery Amount or the Cash Value thereof will most likely bee substantially less than the principal amount of your notes, and may be zero.

If on any Call Date, the closing level of the Reference Stock is greater than its closing level on the Pricing Date, the Notes will be automatically called.

Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

Summary of Terms

Issuer:	JPMorgan Chase & Co.
Minimum Denomination:	$1,000.00
Reference Stock:	Apple Inc
Physical Delivery Amount:	the number of shares of the Reference Stock per $1,000 principal amount note, equal to $1,000 divided by the Initial Share Price, subject to adjustments
Pricing Date:	January 28, 2014
Observation Date:	January 28, 2015
Maturity Date:	February 2, 2015
Monitoring Period:	The period from, but excluding, the Pricing Date to and including the Observation Date
Call Dates:	Quarterly
Interest Rate:	[7.00%-9.00%]* per annum, paid monthly
Buffer Amount:	25% of the closing level of that Reference Stock on the Pricing Date, subject to adjustments
CUSIP:	48126NS81
Preliminary Termsheet:	http://www.sec.gov/Archives/edgar/data/19617/000119312513486466/d651169dfwp.htm

For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.

* To be determined on the Pricing Date, but not less than 7.00% or greater than 9.00%.

Interest

Interest will be payable monthly in arrears. If an interest payment date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.

Payment at Maturity

Payment at maturity for each $1,000 principal amount note will be a cash payment of $1,000 or, if the Reference Stock has declined by more than the Buffer Amount during the Monitoring Period and remains below its initial level on the Pricing Date, the number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value thereof). Fractional shares will be paid in cash. In the event the Reference Stock appreciates relative to its initial value, the investor will receive $1,000 for each $1,000 principal amount invested, subject to the credit risk of JPMorgan Chase & Co. In all cases, payment will include any accrued and unpaid interest.

Automatic Call

If the notes are automatically called, the investor will receive a cash payment of $1,000 for each $1,000 principal amount note, plus any accrued and unpaid interest.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the Reference Stock based on the weekly closing price (in U.S. dollars) of one share of the Reference Stock over the specified period. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification and they may be adjusted for various corporate actions. The historical performance of the Reference Stock should not be taken as an indication of future performance



Historical Performance of Apple Inc
Price ($)
800
700
600
500
400
300
200
100
0
Jan-07
Jan-08
Jan-09
Jan-10
Jan-11
Jan-12
Jan-13

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

North America Structured Investments

12 month Auto Callable Reverse Exchangeable

Selected Benefits
[] The notes offer a higher interest rate than the yield currently available on debt securities of comparable maturity issued by us.
[] Monthly interest payments of [7.00% -9.00%] per annum.
[] If the notes are held to maturity, the Buffer Amount offers contingent market downside protection against a decrease in the price of the Reference
Stock.

Selected Risks
[] Your investment in the notes may result in a loss. If the Reference Stock declines by more than the Buffer Amount on any trading day during the
Monitoring Period, you could lose up to your entire principal amount of your notes.
[] The benefit provided by the Buffer Amount may terminate on any day during the term of the notes.
[] Any payment on the notes is subject to our credit risk. Therefore the value of the notes prior to maturity are subject to changes in the market's view of our creditworthiness.
[] You are exposed to the risks of the decline in the closing level of the
Reference Stock.
[] Your payment at maturity may be determined by the Reference Stock.
[] Return is limited to the principal amount plus accrued interest regardless of any appreciation of the Reference Stock.
[] The automatic call feature may force a potential early exit. There is no guarantee you will be able to reinvest the proceeds at a comparable interest rate for a similar level of risk.
[] No dividend payments, voting rights or ownership rights with the securities included in the Reference Stock.

Selected Risks (Continued)
[] The anti-dilution protection for the Reference Stock is limited and may be discretionary
[] JPMS's estimated value is not determined by references to our credit spreads for our conventional fixed rate debt.
[] JPMS's estimated value does not represent future values and may differ from others' estimates.
[] The value of the notes, which may be reflected in customer account statements, may be higher than JPMS's then current estimated value for a limited time period.
[] Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the
Issuer (and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which
JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.
[] Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent, hedging our obligations under the notes and making the assumptions to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P.
Morgan and its affiliates while the value of the notes decline.
[] The tax consequences of the notes may be uncertain. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes.
The risks identified above are not exhaustive. Please see "Risk Factors" in the applicable product supplement and "Selected Risk Considerations" to the applicable term sheet for additional information.

Disclaimer

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offering to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co.
has filed with the SEC for more complete information about JPMorgan Chase and
Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and the prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free 1-866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters. This material is not a product of
J.P. Morgan Research Departments.

J.P. Morgan Structured Investments | 1 800 576 3529 |
jpm_structured_investments@jpmorgan.com